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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             COMPUWARE CORPORATION
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

COMPUWARE CORPORATION
---------------------------------------------------------------
Corporate Headquarters
ONE CAMPUS MARTIUS, DETROIT, MICHIGAN 48226-5099
(313) 227-7300                                                  [COMPUWARE LOGO]

                                                                   July 18, 2006

Dear Compuware Shareholder:

     You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Compuware Corporation to be held at 3:00 p.m., Eastern Time, on Tuesday, August 22, 2006. The meeting will be held at Compuware's corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

     The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

     Please indicate whether you plan to attend the meeting in the space provided on the proxy card, or press the appropriate key if voting by telephone or by Internet. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the June 30, 2006 record date and BRING THE LETTER WITH YOU TO THE MEETING. This will help us determine whether you are permitted to attend the meeting. You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the meeting. You must also obtain a legal proxy if you desire to vote at the meeting and your shares are held in the name of your broker, bank or another nominee.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to vote your shares, by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are voted in the event you are unable to attend the meeting. You may, of course, revoke your proxy and, if you are a shareholder of record, vote in person at the meeting if you so desire.

                                          Sincerely,

                                          /s/ PETER KARMANOS, JR.
                                          Peter Karmanos, Jr.
                                          Chairman and Chief Executive Officer

                             COMPUWARE CORPORATION
                               ONE CAMPUS MARTIUS
                          DETROIT, MICHIGAN 48226-5099

               NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 22, 2006

To the Shareholders:

     This is our notice to you that the 2006 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 22, 2006 at 3:00 p.m., Eastern Time, to consider and act upon the following matters:

     (1) The election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

     (2) The ratification of the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2007;

     (3) The ratification of the Rights Agreement, dated October 25, 2000, as amended; and

     (4) Such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on June 30, 2006 will be entitled to vote at the meeting.

     We call your attention to the attached Proxy Statement and the accompanying proxy card. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the telephone or Internet voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may vote your shares in person at the meeting.

     Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room at this year's meeting to accommodate all shareholders who wish to attend.

     A copy of the 2006 Annual Report for the fiscal year ended March 31, 2006 accompanies this notice.

                                          By Order of the Board of Directors,

                                          /s/ THOMAS COSTELLO, JR.
                                          Thomas M. Costello, Jr., Secretary

Detroit, Michigan
July 18, 2006

                             COMPUWARE CORPORATION

                                PROXY STATEMENT
                      2006 ANNUAL MEETING OF SHAREHOLDERS

                                  INTRODUCTION

     This Proxy Statement and the accompanying Notice of the 2006 Annual Meeting of Shareholders, 2006 Annual Report and proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Compuware Corporation. The proxies are being solicited for use at the 2006 Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Time, on Tuesday, August 22, 2006, at the headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect this Proxy Statement and the accompanying materials will be first sent or given to shareholders on or about July 18, 2006.

     We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are four different ways you may cast your vote. You may vote by:

     - TELEPHONE, using the toll-free number listed on your proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, you should not mail in your proxy card;

     - INTERNET, by going to the voting site at http://www.eproxyvote.com/cpwr and following the instructions on the screen. When prompted for your Voter Control Number, enter the number printed on the proxy card. If you vote using the Internet, you should not mail in your proxy card;

     - MARKING, SIGNING, DATING AND MAILING each proxy card and returning it in the envelope provided; or

     - ATTENDING AND COMPLETING A BALLOT AT THE ANNUAL MEETING, if you are a shareholder of record.

     If you give a proxy, you may revoke it at any time before it is voted by:

     - giving our Secretary a written notice of revocation that is dated later than the proxy card;

     - signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

     - voting again by telephone or Internet (prior to August 21, 2006 at 11:59 p.m., Eastern Time), since only your latest vote will be counted; or

     - attending the Annual Meeting and voting in person, if you are a shareholder of record.

     Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy. Any written notice of revocation should be sent to:
Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

     References in this Proxy Statement to fiscal 2006 mean the 12 months ended March 31, 2006 and references to the Company are to Compuware Corporation.

     Holders of record of our common shares at the close of business on June 30, 2006 are entitled to notice of the 2006 Annual Meeting of Shareholders and to vote at the meeting. On June 30, 2006, we had TBD outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2006 Annual Meeting of Shareholders. Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

     All valid proxies that are properly signed, dated and returned in time for the meeting will be voted as specified in the proxy. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AND FOR THE RATIFICATION OF THE RIGHTS AGREEMENT, AS AMENDED.

     If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies in the enclosed proxy card will vote on such matters in accordance with their best judgment to the extent permitted by law.

                           (1) ELECTION OF DIRECTORS

NOMINEES

     Ten seats are currently available on our Board of Directors. Our Board of Directors proposes that the 10 directors named in the following summary be elected as our directors, each to hold office until the 2007 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the 10 nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

     All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

     A brief summary of each nominee's principal occupation and other information follows:

     PETER KARMANOS, JR.

     Mr. Karmanos, age 63, one of our founders, has served as one of our directors since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer since July 1987. Mr. Karmanos has also acted as our President since October 2003. Mr. Karmanos is also a director of Taubman Centers, Inc. and Worthington Industries, Inc.

     DENNIS W. ARCHER

     Mr. Archer, age 64, has served as one of our directors since January 2002. Mr. Archer has been a partner and Chairman of the law firm of Dickinson Wright PLLC since January 2002. The law firm serves as counsel to us. Mr. Archer served as Mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association, and is currently a director of Johnson Controls, Inc. and Masco Corporation.

     GURMINDER S. BEDI

     Mr. Bedi, age 58, has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served as Vehicle Line Director at Ford Motor Company from October 1996 through October 1998 and in a variety of other managerial positions at Ford for more than 30 years. Since May 2006, Mr. Bedi is also a director of KEMET Corporation.

     WILLIAM O. GRABE

     Mr. Grabe, age 68, has served as one of our directors since April 1992. Mr. Grabe is a Managing Director of General Atlantic LLC, a private equity firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Mr. Grabe is also a director of Bottomline Technologies, Digital China Holdings, Ltd., Patni Computer Systems, Gartner, Inc., Lenovo Group and several privately held companies in which General Atlantic LLC is an investor.

     WILLIAM R. HALLING

     Mr. Halling, age 67, has served as one of our directors since October 1996. Mr. Halling is a private investor. Mr. Halling served as the President of The Detroit Economic Club from May 1995 through March 2002. Mr. Halling is also a director of Detroit Legal News and LaSalle Bank Corporation, a member of the ABN AMRO Group. Mr. Halling is a certified public accountant and is the Company's Audit Committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission (the "SEC"). Mr. Halling served as a director for KPMG LLC from October 1990 through June 1993 and as Managing Partner of its Michigan/Toledo business unit from August 1986 through June 1993.

     FAYE ALEXANDER NELSON

     Ms. Nelson, age 53, has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Michigan Economic Growth Authority, University of Detroit Mercy and TechTown.

     GLENDA D. PRICE

     Dr. Price, age 66, has served as one of our directors since October 2002. Dr. Price has served as the President of Marygrove College since 1998. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price is also a director of LaSalle Bank Corporation, a member of the ABN AMRO Group.

     W. JAMES PROWSE

     Mr. Prowse, age 63, has served as one of our directors since December 1986. Mr. Prowse has been a private investor since he left the Company in 1999. He began his employment with us in 1984 and served as our Executive Vice President from February 1998 until March 1999. From January 1992 through January 1998, Mr. Prowse served as our Senior Vice President.

     G. SCOTT ROMNEY

     Mr. Romney, age 65, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us.

     LOWELL P. WEICKER, JR.

     Mr. Weicker, age 75, has served as one of our directors since October 1996. Mr. Weicker is a private investor. He currently serves on the Board of Directors of the Trust for America's Health, Phoenix Duff & Phelps Mutual Funds, World Wrestling Entertainment and Medallion Financial Corp. Mr. Weicker was Chairman of The Century Fund Commission, a charitable commission, from January 2001 through December 2001 and Chairman of the Pew Foundation Environmental Health Commission, a charitable commission, from January 2000 until December 2000. From 1990 through 1994, Mr. Weicker served as the Governor of Connecticut, and from 1970 through 1988, as a U.S. Senator from Connecticut.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THESE NOMINEES.

               (2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

     Deloitte & Touche LLP ("Deloitte") has acted as our independent registered public accounting firm since fiscal 1991, including the audit of our consolidated financial statements for fiscal 2006. Subject to shareholders' ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2007. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2007, the Audit Committee carefully considered the firm's qualifications as our independent auditors. Deloitte & Touche LLP is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

     Representatives from Deloitte are expected to be present at the 2006 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions.

     We are asking our shareholders to ratify the appointment of Deloitte as the Company's independent registered public accounting firm for fiscal 2007. The affirmative vote of a majority of the votes cast by the holders of shares of the Company's common stock entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

     If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders' best interests.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S FISCAL 2007 CONSOLIDATED FINANCIAL STATEMENTS.

INDEPENDENT AUDITOR FEES

     The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

FEE CATEGORY                                                  FISCAL 2006 FEES   FISCAL 2005 FEES
------------                                                  ----------------   ----------------
Audit fees..................................................     $2,167,038         $2,009,315
Audit-related fees..........................................              0              9,000
Tax fees....................................................      1,224,510          2,079,486
All other fees..............................................         36,310             39,485
                                                                 ----------         ----------
Total fees..................................................     $3,427,858         $4,137,286
                                                                 ==========         ==========

     AUDIT FEES

     The aggregate fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $652,000 and $800,000 for services relating to Deloitte's audits of the effectiveness of internal controls over financial reporting and of management's assessment of the effectiveness of internal controls over financial reporting for fiscal 2006 and 2005, respectively.

     AUDIT-RELATED FEES

     The aggregate fees billed by Deloitte for audit-related services were for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." Fees paid in 2005 were for Deloitte's participation in the Company's responses to the SEC regarding its Form 10-K for the year ended March 31, 2004.

     TAX FEES

     The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

     ALL OTHER FEES

     The aggregate fees billed by Deloitte for services other than those covered under the captions "Audit Fees," "Audit-Related Fees" and "Tax Fees" above were primarily for foreign statutory reports and in fiscal 2005 for an audit of costs charged to the Company by an unrelated lessor.

POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

     All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

     In its review of non-audit services and its appointment of Deloitte to serve as the Company's independent registered public accounting firm for fiscal 2007, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte's independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware management and determined the services were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules promulgated by the American Institute of Certified Public Accountants, and does not consider the provision of such services by Deloitte to be incompatible with the maintenance of Deloitte's independence.

                      (3) RATIFICATION OF RIGHTS AGREEMENT

BACKGROUND

     The Company is a party to a Rights Agreement with Equiserve Trust Company, N.A. (now known as Computershare Trust Company N.A.), as rights agent, dated as of October 25, 2000 (as amended, the "Rights Agreement"). Over the last 25 years, hundreds of corporations have adopted similar agreements as an anti-takeover device in an attempt to defend against abusive or otherwise undesirable attempts to acquire control, such as:

     - taking control through open-market purchases without giving the shareholders a control premium for their shares or the protections of the federal tender offer rules;

     - attempting to acquire the company at a time when the company's common stock is undervalued and at a price that is less than the stock's intrinsic value; and

     - attempting, through a partial tender offer, to acquire a majority interest in the company and then forcing the remaining public shareholders to accept cash and/or securities of lesser value.

     The Rights Agreement discourages such attempts by making an acquisition of the Company that is not approved by the Company's Board prohibitively expensive for the acquiror by significantly diluting the acquiror's stock interest in the Company and increasing the number of shares of common stock that would have to be acquired. If the acquiror accumulates 20 percent or more of the Company's common stock, each right granted under the Rights Agreement ("Right") would permit the Right holder to acquire newly issued shares of common stock of the Company or, in certain circumstances, the acquiror at a price equal to half the market value for the $40.00 exercise price of the Rights. For example, a shareholder who owned 100 common shares (with 100 Rights attached) at the time an acquiror acquired 21 percent of the outstanding common stock, assuming a market value of the common stock at that time of $10.00 per share, the shareholder's Rights would permit the shareholder to acquire a total of 800 shares of common stock ($40 exercise price divided by $5 (50 percent of the $10 market value) times 100 Rights equals 800 shares) for $5.00 per share or a total purchase price of $4,000. Rights held by the acquiror and by certain related persons and transferees would become void. However, before an acquiror acquires more than 20 percent of the outstanding common stock, the Rights may be redeemed by the Board or, in certain circumstances by the shareholders, or the terms of the Rights may be modified by the Board to, among other things, exempt a particular acquiror from the dilutive effects of the Rights. These provisions have the effect of encouraging potential acquirors to negotiate with the Board before acquiring 20 percent or more of the common stock so that the Board may redeem or modify the Rights as part of an acquisition.

     The Board believes that the Rights Agreement is in the best interests of the Company's shareholders because it:

     - Provides a way for the Board to defend shareholders against abusive tactics used to gain control of the Company without paying all shareholders a fair premium, and to ensure that all Company shareholders are treated fairly and equally in an acquisition of the Company.

     - Encourages anyone seeking to acquire control of the Company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the shareholders. This enables the Board to negotiate a fair premium for shareholders that is consistent with the intrinsic value of the Company and to block any transaction by an acquiror who is unwilling to pay a fair price (subject to the shareholders' right to redeem the Rights under certain circumstances described below).

     - Slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value.

     - Provides the Board with the ability to run an effective auction of the Company or other sale process, where the Board has decided to sell the Company, and to protect a negotiated transaction from interlopers once the auction or other sale process is completed.

     - Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the Company by means of an open market accumulation, a partial bid for the Company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board.

     - Does not prevent the making of unsolicited offers or the acquisition of the Company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board's responsibility to consider acquisition proposals in a manner consistent with the directors' fiduciary duties to shareholders.

     In May 2006, the Company modified the Rights Agreement to increase the stock ownership threshold that is permitted before the Rights become exercisable from 15 percent to 20 percent, to decrease the term of the Rights Agreement to three years from the date of the amendment and to include a "Qualified Offer" provision that would, under certain circumstances, permit shareholders to cause the Rights to be redeemed and the Qualified Offer to be accepted without Board approval. In amending the Rights Agreement, the Company consulted shareholders, proxy advisors and published guidelines and modified the Rights Agreement to include these progressive, "shareholder-friendly" provisions. The Board's decision to enter into the Rights Agreement and later to amend the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep management or the directors in office.

     Shareholders are being asked to vote to ratify the Rights Agreement in an effort to determine the viewpoint of shareholders on the advisability of the Rights Agreement. Ratification of the Rights Agreement requires the affirmative vote of a majority of the votes cast on the matter by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. If the Rights Agreement is not ratified by shareholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the shareholders' best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place without change, among other actions.

SUMMARY OF RIGHTS AGREEMENT

     The following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which was filed as an exhibit to Form 8-A filed with the SEC on October 26, 2000, and Amendments No. 1 and 2 to the Rights Agreement, which were filed with the SEC as exhibits to the Company's Form 8-K on May 11, 2006. Each statement in this summary is qualified in its entirety by this reference.

     GENERAL

     Currently, under the terms of the Rights Agreement, each share of common stock outstanding has one Right attached to it, so that the purchase of a share of common stock is also a purchase of the attached Right. Certificates representing the Company's common stock also represent the attached Rights. The Rights are not currently exercisable or separately tradable.

     After the "Distribution Date," which is described below, each Right will become separately tradable and initially will entitle the holder to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock (the "Preferred Shares") at a price of $40.00 (the "Purchase Price"), subject to adjustment. Each one two-thousandth of a Preferred Share has rights that are roughly equivalent to one share of common stock. If certain circumstances occur as discussed below, the Rights would instead entitle their holders to purchase common stock of the Company or an acquiror. The Rights will expire at the close of business on May 9, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed as described below.

     EVENTS CAUSING EXERCISABILITY AND SEPARATE TRANSFERABILITY

     A "Distribution Date" will occur and the Rights will become exercisable and separately tradable upon the earlier of:

          (1) the first public announcement that a person or group (other than the Company, any subsidiary, or a benefit plan of the Company or its subsidiaries), has acquired, or obtained the right to acquire, except under limited circumstances, beneficial ownership of 20 percent or more of the outstanding common stock; or

          (2) the close of business on the tenth business day (or such later date as the Company's Board of Directors may determine) after the commencement of, or a public announcement of an intention to commence (which tender offer is not terminated within such ten business days), a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as defined in the following).

     Generally, a person or group whose acquisition of common stock causes a Distribution Date pursuant to clause (1) above (including pursuant to the completion of a tender or exchange offer described in (2)) is an "Acquiring Person." As soon as practicable following the Distribution Date, separate Right certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date.

     EVENTS CAUSING ADJUSTMENT OF THE SHARES ACQUIRABLE UPON EXERCISE OR THE PURCHASE PRICE

     Generally, if any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (and any affiliates and certain transferees), will then have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-two thousandth of a Preferred Share, that number of shares of Company common stock having an average market value equal to two times the Purchase Price. Any Rights that are beneficially owned by any Acquiring Person (or any affiliate or certain transferees) will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may purchase Company common stock at a 50 percent discount.

     Alternatively, in the event that, after the first public announcement that a person or group has become an Acquiring Person, the Company is a party to a merger, statutory share exchange or sale of more than 50 percent of the Company's assets or earning power in a transaction with an Acquiring Person or certain specified related parties or in which all holders of Company common stock are not treated alike, then each holder of a Right (except Rights that have been voided as set forth previously) shall have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-two thousandth of a Preferred Share, common shares of the acquiring or surviving company having an average market value equal to two times the Purchase Price. In other words, the Rights holders, other than the Acquiring Person and certain others, may purchase the acquiring or surviving company's common shares at a 50 percent discount.

     The Purchase Price payable and the number of shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of specified events affecting the Preferred Shares. The number of outstanding Rights and the Purchase Price are also subject to adjustment in the event of a stock dividend on the common stock payable in common stock or subdivisions or combinations of the common stock occurring before the Distribution Date.

     REDEMPTION OF THE RIGHTS

     At any time before a person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), payable in cash or common stock. The Board may also redeem the Rights for a limited time after 60 days after the later of the date a person or group becomes an Acquiring Person and the effective date of a registration statement under the Securities Act of 1933 with respect to securities issuable upon exercise of the Rights.

     In addition, if the Company receives a "Qualified Offer" (as defined in the following), the Rights may be redeemed by the shareholders if approved by them at a special meeting of shareholders called to vote on a resolution accepting the Qualified Offer and to authorize the redemption of the Rights pursuant to the provisions of the Agreement. The special meeting must be held within 90 business days after the Company receives a request from shareholders to hold such a meeting. If a resolution to redeem the Rights is approved at the special meeting (or if the special meeting is not held on or before the 90th business day after receipt of the request for a meeting), it will become effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the earlier of the special meeting or the 90th business day after receipt of a request for a special meeting of shareholders.

     A "Qualified Offer" is a tender offer for all outstanding common stock not already beneficially owned by the person making the offer that meets all of the following conditions:

     - the same per share price is offered for all shares, and such price per share is greater than the highest closing price for the common stock during the 365 calendar day period immediately preceding the date on which the offer is commenced, represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced, is at least 70 percent cash (with any non-cash consideration consisting of common stock of the offeror), and is to be paid upon consummation of the offer;

     - if the consideration offered includes shares of common stock of the offeror, the offeror is a publicly owned United States corporation and its common stock is traded on either the New York Stock Exchange or The NASDAQ National Market ("NASDAQ"), no further stockholder approval is required to issue such common stock, no other class of voting stock of the offeror is outstanding, and the offeror shall permit the Company's investment banking firm and legal counsel to have access to such offeror's books, records, management, accountants and other advisers for the purpose of permitting such investment banking firm and such legal counsel to conduct a due diligence review to permit such investment banking firm to be able to render a fairness opinion with respect to the consideration being offered;

     - the offer is accompanied by written financing commitments and/or the offeror has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the offer and follow-on merger;

     - the offer is subject to a non-waivable condition that a minimum of 90 percent of the outstanding common stock (other than those owned by the offeror) will be tendered and not withdrawn as of the offer's expiration date;

     - the offer by its terms remains open for at least 60 business days and at least 10 business days after the date of any special meeting of shareholders called under the redemption provisions, plus 15 business days after any change in price or after any bona fide alternative offer for a higher consideration is made;

     - the offer is accompanied by a written opinion of a nationally recognized investment banking firm stating that the price to be paid to holders pursuant to the offer is fair and including any written presentation of such firm showing the analysis and range of values underlying such conclusion;

     - on or before the date the offer is commenced, such person makes an irrevocable written commitment to the Company (1) to acquire, within five business days following completion of the offer, all shares of common stock not beneficially owned by such person at the same cash price per share as paid in the offer, (2) not to amend its offer to reduce the price or otherwise change the terms in a way that is adverse to tendering shareholders, and (3) if the offer is not consummated, that such person will not make another offer for the common stock within one year if at least 85 percent of the common stock not owned by such person has not been tendered; and

     - the offer is subject only to the conditions specified in the definition and usual and customary terms and conditions, and is not subject to any financing, funding or similar condition, nor to any condition relating to completion of or satisfaction with any due diligence or similar investigation.

     AMENDMENTS

     The Rights Agreement may be amended by the Board before the Distribution Date without the consent of the Right holders. After the Distribution Date, the Rights Agreement may be amended by the Board to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement (other than a time period governing redemption at a time when the Rights are not redeemable).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE RIGHTS AGREEMENT.

                              CORPORATE GOVERNANCE

     We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are conducted under the direction of our Board of Directors. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted responsibly and ethically.

     The Board's committee charters provide the framework under which the committees are governed. In May 2004, the Board adopted revised charters for the Audit Committee, the Compensation Committee and the Nominating/Governance Committee in order to satisfy the new listing standards of NASDAQ and the new rules of the SEC. The Company revised its Code of Conduct in November 2003. The Code of Conduct applies to all of our employees, including our chief executive officer and chief financial officer/chief accounting officer. The Board adopted a Code of Conduct for non-employee directors in May 2004. The Codes of Conduct address those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the "Investor Relations" page at www.compuware.com, and will be provided free of charge to any shareholder upon written request to our Secretary at Compuware corporate headquarters. To the extent any waiver is granted or amendment is made with respect to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such waiver or amendment will also be posted on the Company's website.

BOARD OF DIRECTORS

     DIRECTOR INDEPENDENCE

     Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, William
O. Grabe, William R. Halling, Faye Alexander Nelson, Dr. Glenda D. Price, W. James Prowse, G. Scott Romney and Lowell P. Weicker, Jr. meet the independence requirements of NASDAQ.

     MEETINGS; PRESIDING DIRECTOR

     Our Board of Directors held five meetings in fiscal 2006. Each of the directors attended more than 75 percent of the meetings of the Board and the committees of which they were a member. Although not required, the Board strongly encourages all directors to attend our Annual Meeting of Shareholders. Ms. Nelson, Dr. Price and Messrs. Archer, Bedi, Halling, Karmanos, Prowse, Romney and Weicker attended last year's Annual Meeting of Shareholders. The independent directors have selected Mr. Prowse to be the director who presides over each executive session of the Board.

     COMMUNICATIONS WITH THE BOARD

     Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

BOARD COMMITTEES AND THEIR FUNCTIONS

     Standing committees of the Board include an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, a Strategic Planning Committee, a Diversity/Community/Shareholder Relations Committee and an Executive Committee.

     AUDIT COMMITTEE

     From March through July 2005, the Audit Committee consisted of Mr. Halling, Dr. Didier, Dr. Price and Mr. Prowse. Since August 2005, the Audit Committee has consisted of Mr. Halling, Dr. Price and Mr. Prowse. The Board determined that all the members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ. In addition, the Board of Directors determined that all members of the Audit Committee are financially literate, and that Mr. Halling qualifies as the audit committee financial expert, as defined by the rules and regulations of the SEC. The Audit Committee met seven times during the past fiscal year.

     The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee's principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audits of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls procedures and our system of internal controls regarding finance, accounting, legal compliance, and ethics. The Audit Committee also provides an avenue for communication between internal auditors, the independent registered public accountants and the Board. See the "Report of the Audit Committee" below.

 REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of
Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.

     Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company's system of internal controls and expressing an opinion on those controls. The Committee's responsibility is generally to monitor and oversee these processes.

     In performance of its oversight function, our Audit Committee has:

     - reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2006 with our management and our independent registered public accountants;

     - discussed with our independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

     - received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

     - discussed with our independent registered public accountants their independence.

     Based on the review and discussions described above in this paragraph, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2006 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for filing with the SEC.

                                          By the Audit Committee,
                                          William R. Halling
                                          Glenda D. Price
                                          W. James Prowse

     COMPENSATION COMMITTEE

     During fiscal 2006, the Compensation Committee consisted of three directors, Ms. Nelson and Messrs. Grabe and Weicker. The Board determined that all the members of our Compensation Committee are independent as required by the rules of the listing standards of NASDAQ. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee's principal responsibilities include determining and recommending to the full Board for its approval compensation programs that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders' interests. This includes making recommendations regarding executive compensation policy, administering Board- and shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers, directors and key executives. The Compensation Committee met six times during the past fiscal year. See section titled "Compensation Committee Report on Executive Compensation."

     NOMINATING/GOVERNANCE COMMITTEE

     During fiscal 2006, the Nominating/Governance Committee consisted of five individuals, Messrs. Bedi, Grabe, Halling, Prowse and Weicker. The Board determined that all the members of our Nominating/ Governance Committee are independent as required by the listing standards of NASDAQ. The Nominating/ Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Committee makes recommendations to the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company's business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The Committee met four times during fiscal 2006. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

     CONSIDERATION OF DIRECTOR NOMINEES.

     In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications, such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; ability to vigorously support the Company's diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence pursuant to the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors.

     IDENTIFYING DIRECTOR NOMINEES.

     The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board's attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

     CONSIDERATION OF CANDIDATES RECOMMENDED BY SHAREHOLDERS.

     The Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in "Consideration of Director Nominees." The deadlines and procedures for shareholder submissions of director-nominees are described below under "Shareholder Proposals and Director Nominations for 2007 Annual Meeting of Shareholders." In addition, as to each person whom a shareholder proposes to nominate for election as a director, the shareholder must submit to the Company all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected), as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

     STRATEGIC PLANNING COMMITTEE

     In fiscal 2006, the Strategic Planning Committee consisted of Messrs. Archer, Bedi and Romney. The Strategic Planning Committee, in cooperation with the Company's management, identifies business issues facing the Company, and recommends potential strategies to solve those issues. The Strategic Planning Committee met three times during the past fiscal year.

     DIVERSITY/COMMUNITY/SHAREHOLDER RELATIONS COMMITTEE

     From March through July 2005, the Diversity/Community/Shareholder Relations Committee consisted of Mr. Archer, Dr. Didier, Ms. Nelson, Dr. Price and Mr. Romney. Since August 2005 Diversity/ Community/Shareholder Relations Committee has consisted of Mr. Archer, Ms. Nelson, Dr. Price and Mr. Romney. The Diversity/Community/Shareholder Relations Committee makes recommendations to assist the Company in achieving its initiatives regarding diversity, community and shareholder relations. The major objectives of the diversity initiatives are to (a) create an inclusive environment that recognizes, understands, utilizes and values the contributions of all employees; (b) advance efforts that will attract, develop and retain a diverse slate of employees and candidates; (c) enhance affirmative opportunities to attract diverse vendors; (d) build relationships with organizations that are diverse; and (e) develop strategies to assist with the diversity initiatives.

     The shareholder relations objectives of the Committee are to oversee the Company's shareholder relations policies and programs so that the Company's communications with shareholders are timely, relevant, accurate and, pursuant to the advice of legal counsel, meet all legal obligations to investors. The Committee provides strategic oversight for shareholder communications and related processes so that investors and potential investors have access to relevant information about the Company's vision, mission and operating results. The Diversity/Community/Shareholder Relations Committee met four times during the past fiscal year.

     EXECUTIVE COMMITTEE

     During fiscal 2006, the Executive Committee consisted of Messrs. Archer, Bedi, Karmanos and Prowse. The Executive Committee undertakes certain tasks as may be directed by the Board from time to time, pursuant to a written charter adopted by the Board during fiscal 2006. The Executive Committee met five times during fiscal 2006.

            SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

     The following table shows, as of the close of trading on June 30, 2006, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares as to which the individual has the right to acquire on June 30, 2006 or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power with respect to the shares shown in the table.

                                                               AMOUNT AND NATURE OF     PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)   OF CLASS
------------------------                                      -----------------------   --------
Dennis W. Archer............................................            24,700(2)            *
Gurminder S. Bedi...........................................            28,585               *
Thomas M. Costello, Jr. ....................................           685,611               *
Laura L. Fournier...........................................           789,065               *
William O. Grabe............................................           359,761               *
William R. Halling..........................................           267,670               *
Henry A. Jallos.............................................         3,974,247               *
Peter Karmanos, Jr. ........................................        23,769,236(3)          6.2%
Faye Alexander Nelson.......................................            10,230               *
Robert C. Paul..............................................             5,509               *
Glenda D. Price.............................................             7,000               *
W. James Prowse.............................................         1,844,024(4)            *
G. Scott Romney.............................................           218,070(5)            *
Lowell P. Weicker, Jr. .....................................           150,163               *
All executive officers and directors as a group (15
  persons)..................................................        32,134,945(6)          8.2%
Massachusetts Financial Services............................        19,680,178(7)          5.2%
Dodge & Cox.................................................        48,784,532(8)         12.9%

-------------------------
 *  Less than one percent

(1) The column includes shares held for officers and directors through our ESOP and shares that the individual has the right to acquire on June 30, 2006 or within 60 days thereafter pursuant to stock options, as set forth below.

NAME                                                          ESOP SHARES   OPTION SHARES
----                                                          -----------   -------------
Dennis W. Archer............................................          0          24,500
Gurminder S. Bedi...........................................          0           2,500
Thomas M. Costello, Jr. ....................................      1,462         654,427
Laura L. Fournier...........................................     20,437         699,947
William O. Grabe............................................          0         184,324
William R. Halling..........................................          0         218,168
Henry A. Jallos.............................................     34,707       3,907,644
Peter Karmanos, Jr. ........................................    379,229       7,947,410
Faye Alexander Nelson.......................................          0           2,500
Robert C. Paul..............................................         69               0
Glenda D. Price.............................................          0           2,500
W. James Prowse.............................................          0       1,150,598
G. Scott Romney.............................................          0         181,571
Lowell P. Weicker, Jr. .....................................          0         150,163
All executive officers and directors as a group.............    435,904      15,126,252

-------------------------
(2) Dennis Archer elected to defer receipt of his fiscal 2007 $40,000 annual retainer fee. As of April 3, 2006, Mr. Archer is credited with 5,063 Deferred Compensation Units, which will become payable in cash based on the fair market value of Compuware common stock on the date that Mr. Archer ceases to be a member of the Board of Directors. Mr. Archer has no voting or dispositive power with respect to these Units and they are excluded from the amount shown in the table above.

(3) Includes (a) 3,212,622 shares owned by Mr. Karmanos' trusts, as to which Mr. Karmanos has shared dispositive power for 47,272 of the 3,212,622 shares;
    (b) 5,808,978 shares held by Mr. Karmanos' partnerships, as to which Mr. Karmanos has shared voting and dispositive power; and (c) 6,421,000 shares held by Mr. Karmanos' stock LLC, with respect to which shares Mr. Karmanos has no dispositive power and are held subject to forward purchase contracts maturing at various times between January 2007 and September 2008. Mr. Karmanos' address is Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

(4) Includes (a) 193,426 shares owned by Mr. Prowse's trust and (b) 500,000 shares, with respect to which shares Mr. Prowse has no dispositive power and are held subject to a forward purchase contract maturing in February 2008.

(5) Includes 3,000 shares owned by Mr. Romney's wife, with respect to which shares Mr. Romney has no voting or dispositive power.

(6) See notes (2), (3), (4) and (5) for information on shares with respect to which persons included in the group do not currently have sole voting and investment power.

(7) Based solely on a Schedule 13G/A, dated March 22, 2006, filed by Massachusetts Financial Services Company ("MFS") with the SEC on March 22, 2006 disclosing ownership as of December 31, 2005. MFS' address is 500 Boylston Street, 10th Floor, Boston, Massachusetts 02116. According to the
    Schedule 13G/A, MFS has sole voting power with respect to 19,671,968 shares and sole dispositive power with respect to 19,680,178 shares.

(8) Based solely on a Schedule 13G, dated February 3, 2006, filed by Dodge & Cox with the SEC on February 3, 2006 disclosing ownership as of December 31, 2005. Dodge & Cox's address is 555 California Street, 40th Floor, San Francisco, California 94104. According to the Schedule 13G, Dodge & Cox has sole voting power with respect to 44,448,132 shares, shared voting power with respect to 750,600 shares and sole dispositive power with respect to 48,784,532 shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the fiscal years indicated concerning the compensation of (1) our Chief Executive Officer and (2) each of our four other most highly compensated executive officers who were serving as executive officers on March 31, 2006. These executive officers are collectively referred to as the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                       ANNUAL COMPENSATION             COMPENSATION
                                               ------------------------------------       AWARDS
                                                                             OTHER     ------------
                                                                             ANNUAL     SECURITIES     ALL OTHER
                                                                             COMP.      UNDERLYING       COMP.
NAME AND PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)(1)      ($)(2)     OPTIONS(#)      ($)(3)
---------------------------            ----    ---------    -----------      ------    ------------    ---------
Peter Karmanos, Jr. ...............    2006     971,850      1,749,330       77,780      194,370              0
  Chairman of the Board and            2005     635,925      1,457,775        6,140       97,185              0
  Chief Executive Officer              2004     657,546        940,500        5,971       95,000        185,000
Henry A. Jallos....................    2006     572,942      1,035,000                   115,000              0
  President and COO, Products          2005     537,075        767,250                    51,150              0
                                       2004     486,833        495,000                    50,000              0
Robert C. Paul.....................    2006     409,200        736,560                    81,840              0
  President and COO, Covisint          2005     409,200        613,800                    40,000              0
                                       2004      34,100              0                   250,000              0
Laura L. Fournier..................    2006     395,833        720,000                    80,000              0
  Senior Vice President,               2005     368,765        506,385                    33,759              0
  Chief Financial Officer and          2004     314,505        163,350                    32,500              0
  Treasurer
Thomas M. Costello, Jr. ...........    2006     395,833        720,000                    80,000              0
  Senior Vice President,               2005     363,650        460,350                    30,690              0
  Human Resources; Secretary           2004     292,100        148,500                    15,000              0
  and General Counsel

-------------------------
(1) Beginning with fiscal 2004, the executive incentive compensation program covering the Named Officers included two components, the first of which is a cash incentive, which is earned only if the Company achieves specified earnings per share or revenue targets and is paid early in the next fiscal year. One of the targets was achieved for fiscal 2006, 2005 and 2004, and as a result the Named Officers were paid a cash incentive bonus. The second component of the executive incentive compensation program covering the Named Officers, which began with fiscal 2004, is performance cash, which is 50 percent of the cash incentive earned. Performance cash is earned and paid in a lump sum at the end of a two-year vesting period, subject to continued employment during the vesting period. One of the targets was achieved for fiscal 2006, 2005 and 2004, and as a result the Named Officers were credited with performance cash based on 50% of the cash incentive paid. The following table shows both components of the bonuses earned by the Named Officers during the last three years.

                                                                       CASH      PERFORMANCE
                                                                     INCENTIVE      CASH
NAMED OFFICER                                                 YEAR   BONUS($)    CREDITED($)     TOTAL
-------------                                                 ----   ---------   -----------   ---------
Peter Karmanos, Jr. ........................................  2006   1,166,220     583,110     1,749,330
                                                              2005     971,850     485,925     1,457,775
                                                              2004     627,000     313,500       940,500
Henry A. Jallos.............................................  2006     690,000     345,000     1,035,000
                                                              2005     511,500     255,750       767,250
                                                              2004     330,000     165,000       495,000
Robert C. Paul..............................................  2006     491,040     245,520       736,560
                                                              2005     409,200     204,600       613,800
                                                              2004           0           0             0
Laura L. Fournier...........................................  2006     480,000     240,000       720,000
                                                              2005     337,590     168,795       506,385
                                                              2004     108,900      54,450       163,350
Thomas M. Costello, Jr. ....................................  2006     480,000     240,000       720,000
                                                              2005     306,900     153,450       460,350
                                                              2004      99,000      49,500       148,500

-------------------------

(2) All amounts identified for fiscal 2004, 2005 and $13,995 of the amount identified for fiscal 2006 represent the value of the discount from fair market value of the shares of common stock purchased by Mr. Karmanos from the Company during those fiscal years. Mr. Karmanos purchases shares from the Company on the same terms as provided in the Company's Global Employee Stock Purchase Plan to all employees of the Company, although he does not participate in the Plan directly due to his beneficial ownership of more than five percent of the Company's outstanding shares. The balance of the amount identified for fiscal 2006 consists of non-cash perquisites afforded to Mr. Karmanos on the same basis as other executive officers. The non-cash perquisites provided to Mr. Karmanos included $49,743 for the Company's cost of his use of leased automobiles. Perquisites paid by the Company to the other Named Officers and to Mr. Karmanos during fiscal 2005 and 2004 did not exceed the lesser of $50,000 or 10 percent of salary and bonus paid for the year and, therefore, have been excluded pursuant to applicable rules.

(3) In fiscal 2004, we paid approximately $185,000 in life insurance premiums in connection with a split-dollar life insurance arrangement on the life of Mr. Karmanos. In connection with that arrangement, Mr. Karmanos' children or trusts for their benefit paid the insurance premiums allocable to term life insurance and a portion of the premiums allocable to whole life insurance. We paid the remainder of the premiums. In fiscal 2005, Mr. Karmanos' children and trusts repaid $2,225,706 to the Company, which is the total of all of the premiums paid by us.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                              -----------------------------------------------------
                                                               % OF TOTAL
                                                NUMBER OF       OPTIONS
                                               SECURITIES      GRANTED TO
                                               UNDERLYING      EMPLOYEES     EXERCISE                  GRANT DATE
                                                 OPTIONS       IN FISCAL      PRICE      EXPIRATION      PRESENT
NAME                                          GRANTED(#)(1)       YEAR        ($/SH)        DATE       VALUE($)(2)
----                                          -------------    ----------    --------    ----------    -----------
Peter Karmanos, Jr. ......................       194,370          6.96%       $7.245     06/22/2015     $870,719
Henry A. Jallos...........................       115,000          4.12%       $7.245     06/22/2015     $515,166
Robert C. Paul............................        81,840          2.93%       $7.245     06/22/2015     $366,619
Laura L. Fournier.........................        80,000          2.86%       $7.245     06/22/2015     $358,376
Thomas M. Costello, Jr. ..................        80,000          2.86%       $7.245     06/22/2015     $358,376

-------------------------

(1) Fifty percent of the option becomes exercisable on the third anniversary of the date of grant, and 25 percent of the option shares vest on the fourth and fifth anniversaries of the date of grant. The option shares accelerate and are 100 percent exercisable in the event of death or disability and may be included by the Named Officer in the Replacement Program. Under the Replacement Program, the Named Officer may request, no more than twice in a calendar year, a replacement option grant at the time of exercise if the Named Officer pays the exercise price and/or withholding taxes by surrendering their stock to us. The Named Officer receives a replacement option grant equal to the number of shares surrendered for the exercise price and/or the withholding taxes. All replacement options have an exercise price equal to the fair market value of the common shares on the date of grant and are 100 percent exercisable on the date of grant, which is the date of the related exercise.

(2) Amounts determined using the Black-Scholes pricing model. Weighted average assumptions used for valuation of these stock option grants were as follows: expected volatility of 74.27 percent, risk-free interest rate of 3.61 percent, and expected lives at date of grant of 5.0 years. Dividend yields were assumed to be zero, as the Company has never issued cash dividends. Actual gains, if any, will be dependent on overall market conditions and on future performance of the common shares.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND OPTION HOLDINGS

     The following table sets forth information concerning stock options exercised in the last fiscal year by each of the Named Officers and the value of unexercised options held by each of the Named Officers as of March 31, 2006.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                     OPTIONS AT               IN-THE-MONEY OPTIONS AT
                              SHARES                             MARCH 31, 2006(#)              MARCH 31, 2006($)(1)
                            ACQUIRED ON         VALUE       ----------------------------    ----------------------------
NAME                        EXERCISE(#)      REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------      -----------    -----------    -------------    -----------    -------------
Peter Karmanos, Jr. ....       40,000         $224,400       7,662,410        766,555        $247,950        $815,118
Henry A. Jallos.........            0                0       3,757,644        416,150         130,500         436,439
Robert C. Paul..........            0                0               0        371,840               0          87,276
Laura L. Fournier.......       36,000(2)       212,080         639,947        220,009          52,200         254,316
Thomas M. Costello,
  Jr. ..................      128,000          674,148         614,427        183,190          43,500         167,423

-------------------------

(1) Represents the amount by which the market price of the Company's common stock exceeded the exercise prices of the outstanding options on March 31, 2006 (excluding those that had an exercise price of more than the market price). Market price is based on the closing price on NASDAQ on that date of $7.83.

(2) Two separate stock options totaling 36,000 shares were exercised by Ms. Fournier prior to their respective expiration dates. Ms. Fournier delivered to the Company 19,742 shares to pay the exercise price and taxes on the gain and acquired a net 16,258 shares of Compuware common stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of
Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

     GENERAL COMPENSATION PHILOSOPHY

     A basic philosophy of Compuware Corporation is that executive officers, including the Company's Chief Executive Officer ("CEO"), and other key employees have a meaningful portion of their total compensation tied to the Company's profitability and revenue goals. In furtherance of this philosophy, certain key employees have been identified throughout the organization and are eligible to participate in the executive incentive compensation program. Executive compensation is administered by the Compensation Committee of the Board. The Compensation Committee is comprised of three independent directors.

     COMPENSATION FOR EXECUTIVES

     Under the executive incentive compensation program, a participant's compensation is comprised of his/her base salary as well as annual and long-term incentives. Incentive awards are based on an established percentage of the participant's base salary and are tied to the Company's business objectives. The incentives include (a) an annual cash bonus, which is earned and paid only if the Company achieves specified earnings per share ("EPS") or revenue targets,
(b) long-term performance cash, which if specified EPS and/or revenue targets are met, pays a cash award at the end of a two-year vesting period, and (c) stock options, issued at the beginning of the fiscal year and structured to vest over a five-year period. Since incentive awards account for a large percentage of total compensation and since such awards are tied to the Company's business objectives, the largest variable in determining total compensation of the CEO, the executive officers, and certain other key participants in the executive incentive compensation program is the Company's profitability and meeting revenue goals. The executive incentive compensation program was introduced following consultation with Towers Perrin, a nationally recognized independent consultant.

     Base Salary: Mr. Karmanos, the Company's Chief Executive Officer, pursuant to authority delegated to him by the Compensation Committee and with concurrence of the Committee of his general recommendations, increased the salaries of Mr. Jallos to $575,000 and Ms. Fournier to $400,000, effective June 1, 2005 and increased the annual salaries of Mr. Jallos to $TBD, Mr. Paul to $TBD, Ms. Fournier to $TBD and Mr. Costello to $TBD effective June 1, 2006.

     Annual Incentive: If the EPS and revenue targets are met, the total annual incentive cash compensation for fiscal 2006 represented 200 percent of the executive officer's base salary, half of which is measured against EPS attainment and half of which is measured against revenue attainment. The EPS and revenue components were reviewed and calculated independently. Three performance levels were established around the EPS and revenue targets. Bonus awards range from 50 percent to 150 percent for each component depending on the level of attainment and are prorated between performance levels. The actual annualized salary as of June 1, 2005 was used in calculating the fiscal 2006 target total cash compensation. The Compensation Committee determined that the EPS target was achieved for fiscal 2006 and, as a result, the executive officers received the annual cash bonus representing 120 percent of their base salary. In fiscal 2007 the target total annual incentive cash compensation for each of the Named Officers will represent 200 percent of the executive's base salary as of June 1, 2006.

     Long-Term Incentive: The total long-term incentive compensation for fiscal 2006 represented 200 percent of the executive officer's base salary, half of which was allocated to long-term performance cash and half of which was paid in the form of options granted under the Company's Fiscal 1998 Stock Option Plan. The annualized salary as of June 1, 2005 was used in calculating the value of the fiscal 2006 long-term incentive.

     Long-term performance cash represents 50 percent of the total actual annual incentive cash compensation award earned and is paid in a lump sum at the end of a two-year vesting period, subject to continued employment during the vesting period. As noted above, the Company's fiscal 2006 performance met one of the predetermined targets (EPS), and so the executives were credited with a long-term performance cash award that represents 60 percent of the executives' base salary. Executive officers will receive payment of this performance cash award in April 2008 if the retention condition is met. In April 2006, the executive officers and other participants in the executive incentive compensation program who had been part of the program in fiscal 2004 and remained employed by the Company through April 1, 2006 received performance cash that had been awarded for fiscal 2004 performance.

     Stock option grants represent 50 percent of the long-term incentive award. In fiscal 2006, the number of options was determined by dividing one-half of the target long-term incentive compensation amount by five. Option grants were structured to encourage long-term loyalty to the Company. Options will have value only to the extent that the market price of the stock increases over the market value on the grant date. Fifty percent of the option shares become exercisable on the third anniversary of the date of grant, 25 percent become exercisable on the fourth anniversary and the remainder of the option shares become exercisable on the fifth anniversary. Participants in the fiscal 2006 executive incentive compensation program were granted options in June 2005. Participants in the fiscal 2007 executive incentive compensation program were granted options in TBD.

     COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Base Salary: Effective June 1, 2006, and pursuant to the direction of the Compensation Committee, Mr. Karmanos' salary was increased to $TBD. Mr. Karmanos did not receive a salary increase in fiscal 2006.

     Annual Incentive: Under the executive incentive compensation program in fiscal 2006, Mr. Karmanos was eligible to receive, on the same basis as the other executive officers, an annual cash bonus if specified EPS and/or revenue targets were achieved. One of the targets (EPS) was achieved for fiscal 2006 and as a result Mr. Karmanos earned and received 120 percent of his base salary under the terms of the executive incentive compensation program.

     Long-Term Incentive: As a result of the Company's fiscal 2006 performance and on the same basis as the other executive officers, Mr. Karmanos was also credited with a long-term performance cash award that represents 60 percent of his base salary. Mr. Karmanos will receive payment of this performance cash award in April 2008 if the retention condition is met. In April 2006, Mr. Karmanos received long-term performance cash that had been awarded for fiscal 2004 performance.

     On the same basis as the other executive officers, Mr. Karmanos was granted options in June 2005 for fiscal 2006. As a participant in the fiscal 2007 executive incentive compensation program, Mr. Karmanos was granted options in TBD.

     In fiscal 2007 and consistent with the compensation philosophy of the Company, the profitability and revenue goals of the Company remain the primary variables in the executive incentive program to recognize and reward Mr. Karmanos, the key executive officers and certain other key employees for any specified achievement.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), restricts the deductibility of executive compensation paid to the Company's CEO and each of the four other most highly compensated executive officers (as determined at the end of any fiscal year) to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Some of the Company's option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. The Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitations on deductibility under
Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders.

                                          By the Compensation Committee,
                                          William O. Grabe
                                          Faye Alexander Nelson
                                          Lowell P. Weicker, Jr.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     For fiscal 2006, the Board of Directors received an annual retainer of $40,000. In addition, each non-employee director who is serving as the chairperson of a Board committee other than the Audit Committee receives an additional annual retainer of $5,000. The annual retainer for the chair of the Audit Committee was $10,000. Non-employee directors receive $2,500 for attending each Board meeting and $1,500 for attending each committee meeting. We also reimburse non-employee directors for out-of-pocket expenses they incur for education and for attending Board and committee meetings.

     Beginning in fiscal 2006, directors may defer the receipt of all or a portion of their cash compensation if the director has made a written election to do so prior to the beginning of such fiscal year.

     To facilitate these deferrals, the Board has adopted the 2005 Non-Employee Directors Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan allows directors to defer all or a portion of their cash compensation in the form of cash or deferred compensation units ("Units"), with each Unit representing one share of common stock. The number of Units allocated to a director's Deferred Compensation Plan account is calculated by dividing the amount of fees the director elects to defer into Units by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. The value of Units in a director's Plan account (each Unit having a value equal to the fair market value of one share of the Company's common stock at the time of distribution), plus interest accrued on the cash in the account at the U.S. federal funds rate, will be distributed to the director in a lump sum or according to a schedule, as elected by the director, beginning on the earliest of the director's death, the director's disability, a change in control of the Company, the director's separation from service or a specified date elected by the director. Participating directors are also permitted to make withdrawals in the event of an "unforeseeable emergency" that qualifies as a permissible distribution event for purposes of Section 409A of the Internal Revenue Code.

     PHANTOM STOCK AWARDS

     The director compensation arrangement also includes awards under the 2002 Directors Phantom Stock Plan (the "Phantom Plan"). Under the Phantom Plan in each quarter of fiscal 2006, the non-employee directors received phantom stock unit grants valued at $35,000 each. The number of phantom stock units allocated to a director's Phantom Plan account is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted. A phantom stock unit gives the non-employee director the right to receive the value of a share of the Company's common stock in cash upon vesting, which occurs on the date the non-employee director ceases to be a member of the Board, unless removed from the Board for cause. The following table shows the total number and value of phantom stock units held by the current non-employee directors.

                              PHANTOM STOCK AWARDS

                                                        PHANTOM STOCK UNIT
NAME                                                  BALANCE AS OF 06/30/06   UNIT VALUE AS OF 06/30/06
----                                                  ----------------------   -------------------------
Dennis W. Archer....................................       44,675.2063                   $TBD
Gurminder S. Bedi...................................       42,194.3280                    TBD
William O. Grabe....................................       44,675.2063                    TBD
William R. Halling..................................       44,675.2063                    TBD
Faye Alexander Nelson...............................       42,194.3280                    TBD
Glenda D. Price.....................................       42,194.3280                    TBD
W. James Prowse.....................................       44,675.2063                    TBD
G. Scott Romney.....................................       44,675.2063                    TBD
Lowell P. Weicker...................................       44,675.2063                    TBD

     EQUITY OWNERSHIP

     Beginning in fiscal 2006, the Board also determined that it would be in the best interest of the Company's shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the Board is requiring all non-employee directors to hold or purchase a minimum value of our common stock as follows: $40,000 as of 2006; $80,000 as of 2007; $120,000 as of
2008; $160,000 as of 2009; and $200,000 as of 2010. Non-employee directors would be expected to hold such shares during the remainder of their term of office. In May 2006, the Board determined that because Units acquired under the Director Deferred Compensation Plan subject directors to the same potential gains and losses as ownership of Company common stock, the fees a director defers into Units would be taken into account in determining whether the director satisfies the above minimum ownership requirements. The Board also determined that the date for determining compliance with the policy would be the last day of the trading window preceding the end of the first fiscal quarter on June 30 of each year.

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on our common shares with the cumulative total return of the cumulative total shareholder return of the S&P 500 Index, the Total Return Index for The NASDAQ U.S. Index and the cumulative total return of the Total Return Index for NASDAQ Computer and Data Processing Services Stocks for the period from April 1, 2001 through March 31, 2006. The graph includes a comparison to the S&P 500 index in accordance with SEC rules, as the Company's stock is part of such index. The graph assumes the investment of $100 in our common shares, the S&P 500 index and each of the two NASDAQ indexes on March 31, 2001 and the reinvestment of all dividends.

     The comparisons in the graph are required by the SEC. You should be careful about drawing any conclusions from the data contained in the graph, because past results do not necessarily indicate future performance. The information contained in this graph shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

                          TOTAL RETURN TO SHAREHOLDERS
                      (INCLUDES REINVESTMENT OF DIVIDENDS)

                              [PERFORMANCE CHART]

---------------------------------------------------------------------------------------------------------------------------------
                                              Base Period
               Company/Index                     Mar 01         Mar 02        Mar 03        Mar 04        Mar 05        Mar 06
---------------------------------------------------------------------------------------------------------------------------------
 Compuware Corp                                   $100          $132.41       $34.77        $ 76.00       $ 73.85       $ 80.31
 S&P 500 Index                                    $100          $100.24       $75.42        $101.91       $108.73       $121.48
 NASDAQ U.S. Index                                $100          $100.78       $73.97        $109.17       $109.90       $129.63
 NASDAQ Computer & Data Processing Index          $100          $101.86       $74.16        $ 93.70       $ 99.69       $117.33
---------------------------------------------------------------------------------------------------------------------------------

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2006, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2006.

RELATED-PARTY TRANSACTIONS

     In fiscal 2006, we paid a total of approximately $1,225,000 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Chairman of the Board and CEO, namely Compuware Sports Corporation ("CSC") and Gale Force Sports & Entertainment, LLC ("GFSE"). This amount includes the approximately $840,000 we paid to CSC pursuant to a Promotion Agreement dated September 8, 1992, which agreement requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice. The total amount also includes the approximately $250,000 we paid to GFSE pursuant to an Advertising Agreement, dated December 1, 1996, which agreement includes the right to name the Plymouth, Michigan arena "Compuware Arena" and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

     Business needs occasionally require various employees of Compuware to travel on private aircraft. We are a party to an exchange agreement with Karthe Corporation, a company that is 50 percent owned by Peter Karmanos, Jr. Under the exchange agreement, we allow Karthe to use Compuware's aircraft and, in exchange, Karthe allows Compuware to use Karthe's aircraft. During fiscal 2006, Karthe used Compuware's aircraft for approximately 46 hours, and Compuware used Karthe's aircraft for approximately 75 hours. Compensation for the use of the aircraft is paid in hours, and no cash or other compensation is exchanged by the parties under the agreement unless the agreement is terminated. As of March 31, 2006, Karthe owed Compuware approximately 49 hours under the agreement. These hours are valued at approximately $82,000. We believe that such services were provided by us and to us under this arrangement on terms that were no less favorable than could have been obtained from unaffiliated third parties.

     As a benefit to various employees of the Company, we occasionally invite them to vacation in condominium units that were acquired from an unaffiliated third party by a trust in which Mr. Karmanos is the trustee and beneficiary. These units were acquired by the trust as an accommodation to the Company in order to preserve this valuable incentive for the Company's employees. We reimbursed Mr. Karmanos approximately $77,000 in miscellaneous expenses related to employees' use of the condominium units in fiscal 2006. We believe that the expenses paid by us are at or below market rates and are no less favorable than we could have obtained from unaffiliated third parties.

     Dennis W. Archer, one of our directors, is a partner in the law firm of Dickinson Wright PLLC. We engaged the Dickinson firm to perform legal services in fiscal 2006, and we expect to continue to engage the Dickinson firm to perform legal services in fiscal 2007.

     G. Scott Romney, one of our directors, is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2006, and we expect to continue to engage the Honigman firm to perform legal services in fiscal 2007.

EXPENSE OF SOLICITING PROXIES

     We will bear the expense of soliciting proxies, including the cost of preparing, printing and mailing the Notice of the 2006 Annual Meeting of Shareholders, the Proxy Statement, the 2006 Annual Report and the accompanying proxy card. These materials are generally being sent to brokers, nominees and other shareholders of record by U.S. mail, and to employees who are shareholders by internal electronic mail. We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Georgeson Shareholder Communications, Inc. to assist our solicitation of proxies, at an approximate cost of $9,000, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

                           SHAREHOLDER PROPOSALS AND
          DIRECTOR NOMINATIONS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

     Proposals of shareholders that are intended to be presented at our 2007 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226, no later than March 19, 2007 to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2007 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 24, 2007. If the date for the 2007 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2006 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company's proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company's bylaws and the rules of the SEC. We expect the persons named as proxies for the 2007 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

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[ ] Mark this box with an X if you have made
    changes to your name or address details above.

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ANNUAL MEETING PROXY CARD               123456          C0123456789      12345
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A ELECTION OF DIRECTORS

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.

1. The election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

                         FOR    WITHHOLD                               FOR    WITHHOLD                            FOR    WITHHOLD
01 - Dennis W. Archer    [ ]      [ ]      05 - Peter Karmanos, Jr.    [ ]      [ ]       09 - G. Scott Romney    [ ]      [ ]
02 - Gurminder S. Bedi   [ ]      [ ]      06 - Faye Alexander Nelson  [ ]      [ ]       10 - Lowell P. Weicker  [ ]      [ ]
03 - William O. Grabe    [ ]      [ ]      07 - Glenda D. Price        [ ]      [ ]
04 - William R. Halling  [ ]      [ ]      08 - W. James Prowse        [ ]      [ ]


B ISSUES

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

                                                                            FOR    AGAINST    ABSTAIN
2. The ratification of the appointment of Deloitte & Touche LLP as the      [ ]      [ ]        [ ]
   independent registered public accounting firm.

3. The ratification of the Rights Agreement, dated October 25, 2000,        [ ]      [ ]        [ ]
   as amended.

Mark this box with an X if you plan to attend the      [ ]
Annual Meeting.

Mark this box with an X if you have made               [ ]
comments below.

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In their discretion, the Proxy is also authorized to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxy named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated July 18, 2006 and the 2006 Annual Report.

C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please be sure to sign and date this proxy card. Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

Signature 1 - Please keep signature within the box  Signature 2 - Please keep signature within the box  Date (mm/dd/yyyy)
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                                                                                                        [ ][ ]/[ ][ ]/[ ][ ][ ][ ]
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


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PROXY - COMPUWARE CORPORATION
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                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints as Proxy, Thomas M. Costello, Jr., or Laura L. Fournier, with power of substitution, to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 22, 2006 and at any adjournment(s) thereof.

THE PROXY WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICE ON THIS CARD, BY INTERNET OR TELEPHONE, THE PROXY WILL VOTE YOUR SHARES (A) FOR ALL THE NOMINEES FOR DIRECTOR AS LISTED IN PROPOSAL 1, (B) FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, (C) FOR RATIFICATION OF THE RIGHTS AGREEMENT, AND (D) IN THEIR DISCRETION WITH RESPECT TO ANY AND ALL OTHER MATTERS BROUGHT BEFORE THE MEETING TO THE EXTENT PERMITTED BY APPLICABLE LAW.

PLEASE VOTE, DATE AND SIGN ON REVERSE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

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Dear Shareholder:

This proxy card relates to the 2006 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation's Notice of the Annual Meeting, Proxy Statement and 2006 Annual Report.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card.

Your vote must be received prior to the Annual Meeting of Shareholders on August 22, 2006.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Compuware Corporation




TELEPHONE AND INTERNET VOTING INSTRUCTIONS

YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY, SEVEN DAYS A WEEK!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

(TELEPHONE GRAPHIC) TO VOTE USING THE TELEPHONE (WITHIN U.S. AND CANADA)

o Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

o Follow the simple instructions provided by the recorded message.


(MOUSE GRAPHIC) TO VOTE USING THE INTERNET

o Go to the following web site:
  WWW.COMPUTERSHARE.COM/EXPRESSVOTE

o Enter the information requested on your computer screen and follow the simple instructions.


  VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY
CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON AUGUST 21, 2006.

THANK YOU FOR VOTING